Exhibit 99.1

CONTACT:	Gary S. Maier/Crystal Warner Maier & Company, Inc. (310) 442-9852

FUEL SYSTEMS SOLUTIONS INITIATES VOLUNTARY REVIEW OF STOCK OPTION

GRANTS BY SPECIAL BOARD COMMITTEE

—Company To Delay 2006 Form 10-K Filing—

SANTA ANA, CA – March 19, 2007 – Fuel Systems Solutions, Inc. (Nasdaq Global:FSYS) today announced that a special committee of its board of directors, comprised solely of independent directors, is in the process of conducting a company-initiated, voluntary review of its historical stock option grants from 1996 to 2006.

The special committee has retained outside counsel to assist it with this review. While the special committee has not completed its review, a preliminary determination has been made that measurement dates for accounting purposes may differ from recorded dates used for certain grants made during the 1996 to 2004 period. There were no option grants made during fiscal years 2005 or 2006. The company has not determined the final aggregate amount of additional stock-based compensation expenses or the amount of such related expenses that may need to be recorded in any specific prior or future period. A conclusion of whether a restatement is required of the company’s previously issued financial statements will not be made until the internal review is completed. There can be no assurance that no other matters will arise during the review process that will require additional adjustments to the company’s financial statements. As such, the company will delay filing its annual report on Form 10-K for fiscal 2006 until the special committee has completed its investigation. The company has informed the Securities and Exchange Commission that its historical stock option grants are being reviewed. The company will provide a public statement once its review is completed.

The chairman of the audit committee of the board of directors and the company’s management have discussed these matters with BDO Seidman, LLP, the company’s independent registered public accounting firm.

Fuel Systems Solutions is a holding company currently comprised of two operating subsidiaries, IMPCO Technologies and BRC Gas Equipment. Additional information is available at www.fuelsystemssolutions.com. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia,

(more)

Europe, Australia and North America. Additional information is available at www.impcotechnologies.com. BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at www.brc.it

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the company’s expectations regarding an internal review of its historical stock option grants. Such statements are only predictions, and the company’s actual results may differ materially. Factors that may cause the company’s results to differ include, but are not limited to: risks that the review will not be completed in a timely manner; risks that the review and the announcement thereof will cause disruption of the company’s operations and distraction of its management; risks that the review will identify other issues not currently being considered that could delay or alter the results of the review; and risks of adverse regulatory action or litigation.

# # #